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                                                                       Exhibit B

                                                                  CONFORMED COPY

                 _____________________________________________


                          SERVICE OBLIGATION AGREEMENT

                          dated as of December 1, 1998

                                    between

                            TELENOR EAST INVEST AS

                                      and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

        _______________________________________________________________
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     SERVICE OBLIGATION AGREEMENT dated as of December 1, 1998 between TELENOR
EAST INVEST AS, a corporation organized and existing under the laws of Norway ("Telenor"), and OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint
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stock company organized and existing under the laws of the Russian Federation
(the "Company").
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                                   WITNESSETH

     WHEREAS, the Company and Telenor are parties to the Primary Agreement dated as of December 1, 1998 (the "Primary Agreement") between Telenor and the
                             -----------------
Company;

     WHEREAS, the Company and Telenor are parties to the Service Obligation Agreement dated as of December 1, 1998, pursuant to which Telenor is willing to provide personnel to perform certain functions for the Company, to support the implementation of certain projects by the Company, and to train certain personnel of the Company, in each case, on and subject to the terms and conditions set forth therein;

     WHEREAS, the Company has personnel who are experienced in the field of telecommunications;

     WHEREAS, Telenor wishes to make use of such personnel; and

     WHEREAS, the Company is willing to provide such personnel to perform certain functions for Telenor and to support the implementation of certain projects by Telenor, in each case, on and subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1  DEFINITIONS AND INTERPRETATION


1.1 Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In addition, the following terms shall have the following meanings:

     "Agreement" means this Service Obligation Agreement and the Appendices.
      ---------

     "Assignment" means the designation of Personnel to perform services for
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     Telenor pursuant to this Agreement.

     "Company" has the meaning specified in the preamble hereto.
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     "Event of Force Majeure" has the meaning specified in Section 11.
      ----------------------

     "Offer" means a confirmation issued by the Company to Telenor
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     (substantially in the form of Appendix B) in response to a Request.

     "Parties" means Telenor and the Company, and "Party" means either of them.
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     "Personnel" means an individual or individuals assigned by the Company to
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     provide services to Telenor under this Agreement.

     "Primary Agreement" has the meaning specified in the first recital hereto.
      -----------------

     "Request" means a request for Personnel issued by Telenor to the Company
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     (substantially in the form of Appendix A).

     "Service" means the provision of Personnel to Telenor by the Company under
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     this Agreement and for the purposes as described in any Request issued hereunder.

     "Telenor" has the meaning specified in the preamble hereto.
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     "Termination Date" has the meaning specified in Section 10.2.
      ----------------

1.2 Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

     (a) the singular shall include the plural, and the plural shall include the singular;

     (b)  words of any gender shall include the other gender;

     (c) the words "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

     (d) a reference to any "Section" or "Appendix" is a reference to a specific Section of, or Appendix to, this Agreement;

     (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority, whether or not having the force of law;

     (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

     (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

     (h) a reference to "employees" of the Company shall also include employees of any of the Company's Affiliates.

2    REQUESTS AND PROVISION OF PERSONNEL

2.1 During the term hereof, Personnel may be requested by Telenor from the Company in the following manner:

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     2.1.1  Telenor shall submit a Request to the Company.

     2.1.2 The Company shall use its best efforts to supply or procure Personnel conforming to the terms of such Request, and the Company shall provide Telenor with an Offer within thirty (30) days of receipt of such Request.

     2.1.3 If such Offer is acceptable to Telenor, such Offer shall be signed by an authorized representative of Telenor and a copy thereof shall be returned to the Company. The Company and Telenor shall use reasonable efforts to resolve any terms of such Offer which are unacceptable to Telenor.

     2.1.4 Notwithstanding any contrary provision in this Agreement, the Company will be under no obligation to Telenor in respect of the provision of Personnel unless and until the Company provides Telenor with an Offer in respect of such Personnel and such Offer is accepted and signed by Telenor.

     2.1.5 An Offer which has been accepted by Telenor shall constitute an integral part of this Agreement and, except to the extent otherwise specified therein, be wholly subject to the terms and conditions of this Agreement.

     2.1.6 Upon request, the Company shall provide Telenor with information regarding the experience and skills possessed by all Personnel who are the subject of an Offer. In addition, the Company shall make such proposed Personnel reasonably available to Telenor for the purpose of being interviewed by senior management of Telenor.

2.2 The Company will provide or procure required Personnel in a professional manner, using those persons most suitably qualified to undertake such work.

2.3 It is envisaged that Personnel will be based at the relevant Telenor unit referred to in the Offer to which such Personnel are subject.

2.4 Telenor hereby acknowledges that all Assignments will be subject to the Company's general rules and regulations, if any, for the Company's employees posted outside the Russian Federation as may be in force from time to time. Upon request by Telenor from time to time, the Company shall make available to Telenor the current version of such rules and regulations.

3    DURATION OF ASSIGNMENTS

3.1 The period for which any Personnel shall be assigned to Telenor shall commence on the date specified in the Offer accepted by the Company, and shall continue for the duration specified therein, unless extended by the written agreement of the Parties.

3.2 The duration of an Assignment shall include reasonable time to travel to and from Norway at the commencement and completion of the Assignment.

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4    PERSONNEL

4.1 The Company shall use reasonable efforts to provide the Personnel named in an Offer, or in the absence of any named Personnel, such professionals as it considers most suitably qualified to perform the Assignment. The Company shall endeavor to maintain the continuity of Personnel throughout an Assignment but reserves the right at any time to vary Personnel upon reasonable notice.

4.2 The Personnel assigned by the Company to Telenor under this Agreement shall at all times remain the employees of the Company and be treated as secondees to Telenor.

4.3 Any Personnel assigned by the Company to Telenor shall offer Telenor their full time and services and shall be under the direction, control and supervision of Telenor for the agreed period of such Assignment. The Company shall make reasonable efforts to ensure that Personnel will comply with all reasonable instructions and directions issued by Telenor. The Personnel shall also be subject to, and shall comply with, all rules and regulations applicable to employees of Telenor in the corresponding class generally, including, without limitation, rules and regulations applicable to security clearance. Telenor shall be responsible for the costs of all business related trips initiated by Telenor for any Personnel in accordance with Telenor's policies in effect with respect to employees of Telenor in the corresponding class of employees generally.

4.4 Nothing in this Agreement shall prevent the Company from providing similar services to third parties with Personnel other than those assigned to Telenor or to restrict the Company's use of such Personnel in any way after the conclusion of such Personnel's Assignment to Telenor. The Company shall also cause all Personnel to comply with the confidentiality provisions set forth in Section 9.

4.5 Telenor shall have the right to terminate any Assignment at any time by giving written notice thereof to the Company. If such rejection is exercised within ninety (90) days of the commencement date of such Personnel's Assignment, the Company undertakes to replace any rejected Personnel as soon as practicable at no additional cost to Telenor. Telenor shall pay for the rejected Personnel until the effective date of the rejection notice.

     If a rejection notice is received by the Company after the initial period of ninety (90) days, all costs and relevant expenses associated with such rejected Personnel incurred up to thirty (30) days after the date of the rejection notice shall be for Telenor's account.

4.6 Within a reasonable period prior to the end of any period of an Assignment, Telenor shall cooperate with the Company and the Personnel as to the repatriation of such Personnel to the Company.

5    INTELLECTUAL PROPERTY RIGHTS

5.1 The Company shall have an irrevocable, royalty-free, non-exclusive, non-transferable license to use any reports, information, drawings, software, or other material produced

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     by Personnel under this Agreement for its own internal purposes, although copyright and any other intellectual property rights in such material shall be vested in and remain the absolute property of Telenor or its licensor. Nothing in this Agreement shall prevent the Company from making use of know-how acquired, principles learned or developed or experience gained during the performance of this Agreement, provided such use is not detrimental to Telenor.

5.2 Subject to Section 5.1, nothing in this Agreement shall be deemed to or require the Company to transfer, assign or license any intellectual property rights to Telenor.

5.3 Subject to Section 5.1, neither Party may make use of the other Party's name, trade name, copyright or other intellectual property rights without the prior written consent of the other Party.

6    INDEMNITY

6.1 The Company shall indemnify Telenor for any loss, damage, claim or cost to Telenor and/or any of its Affiliates to the extent such loss, damage, claim or cost arises as a result of gross negligence or willful misconduct by the Company or any Personnel in relation to the performance of the Agreement.

6.2 The Company shall indemnify, defend and hold Telenor harmless against all claims, actions or proceedings (and all damages and costs in connection therewith) brought or instituted or threatened against Telenor and/or the Company by or on behalf of any Personnel as a result of (a) injury, disease or death of such Personnel (except where caused by the willful misconduct of Telenor) and/or (b) a violation or an alleged violation by Telenor of such Personnel's rights under Russian Federation labor or employment laws.

6.3 The Company's liability for errors or omissions in any part of the Service, which may arise from any failure by the Company to exercise the reasonable skill and care expected of a provider of competent telecommunications staff will be limited to re-provision of Personnel in order to correct such errors or omissions.

6.4 Neither party shall be liable for loss (whether direct or indirect) of profits, business, anticipated savings or for any indirect or consequential loss whatsoever.

6.5 Each provision of this Section 6 limiting or excluding liability operates separately in itself and shall survive independently of the others.

7    PAYMENTS

7.1 The Company will invoice Telenor at the end of each quarter for all sums accrued and in arrears at such time under the Agreement and each Offer which has been accepted by Telenor. Each invoice rendered by the Company shall be accompanied by an act of acceptance executed by the Company which Telenor shall counter-sign and return to the Company, evidencing Telenor's acceptance of the services rendered and, in accordance with such act of acceptance, which shall not be unreasonably withheld, Telenor shall effect payment to the Company under the related invoice.

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7.2  Payment shall be made in US dollars and paid to the Company's bank named in such invoice and is due within thirty (30) days of the invoice date. The Company may charge daily interest on late payments at an annual rate equal to four percent (4%) plus the London Inter Bank Offered Rate for deposits in US dollars for a period of one month, as published in the Financial
     Times on the invoice date.

7.3 Value added tax, if any, in the amount then prescribed by Norwegian legislation, which is incurred by the Company shall be specified in the invoice and shall be paid by Telenor.

8    SUPPORT, INFORMATION, DATA, OFFICE FACILITIES AND ACCESS

8.1 Subject to Section 9, Telenor shall provide the Company with all relevant support, information and data available to it which may be reasonably required by the Company or the Personnel from time to time in order to effectively perform their duties under this Agreement.

8.2 Telenor shall, upon the receipt of a request from the Company, provide the Personnel, free of charge, and as promptly as practicable, with adequate office accommodation, facilities and other support in Norway, including national and international telephone access, computing equipment and software, secretarial services and support and any stationery which such Personnel may reasonable require for the effective performance of their obligations under this Agreement.

8.3 Telenor shall provide any Personnel assigned to Telenor at all reasonable times with full and convenient access to the Telenor premises at which such Personnel are working under the terms of the relevant Offer and use reasonable efforts to secure access for the Company and its Personnel to any third party premises necessary for the purpose of carrying out their obligations under this Agreement; provided that, upon termination of any Assignment in accordance with Section 4.5, Telenor may in its sole discretion terminate any and all such rights of access of the relevant Personnel.

9    CONFIDENTIALITY

     This Agreement and confidential information developed or compiled by or for either Party in connection with the purposes of this Agreement shall be treated by the Parties hereto and all Personnel as confidential, and neither Party hereto nor any Personnel shall disclose such confidential information to any third party except with the prior written approval of the other Party (or in the case of Personnel, without the approval of Telenor); provided, however, that any such confidential information may be disclosed (a) on a need to know basis only and subject to prior written notice to the other Party, to an Affiliate or consultant of a Party, or an arbitrator or a prospective Affiliate of a Party, purchaser or lender with respect to either Party if such Person commits to be bound by the terms of this Section 9; (b) if already known to the other Party without any restriction on disclosure (other than through a breach of this Section 9); (c) if and when such information becomes public knowledge through no act or omission of a Party; or (d) in the reasonable judgement of a Party, if and to the extent disclosure is required by governmental requirements, by a court of law or by the requirements of applicable securities laws. Upon request of Telenor, on completion or termination of this

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Agreement, the Company shall return to Telenor any confidential information then in its possession which it received from Telenor in connection with this Agreement.

10    EFFECTIVENESS, TERMINATION AND SURVIVAL

10.1 Subject to Section 10.6, this Agreement shall become effective on the Closing Date and shall remain in effect until the Termination Date.

10.2 Either Party may terminate this Agreement at any time by giving the other at least three (3) months' notice in writing, with a proposed termination date designated therein (the "Termination Date") which is on or after the
                                    ----------------
      date of expiry or termination of all of the Assignments then in effect hereunder.

10.3 Either Party may terminate this Agreement or any Assignment, with immediate effect, by giving notice to the other Party if;

      (a) an Event of Force Majeure prevents the performance of the whole or a substantial part of the other Party's obligations under this Agreement for a continuous period of three (3) calendar months after the date on which such obligations or such Assignment, as the case may be, should have been performed;

      (b) the other Party is the subject of a bankruptcy order, or becomes insolvent, or makes any arrangement or composition with or assignment for the benefit of its creditors, or if any of the other Party's assets are the subject of any form of seizure, or goes into liquidation, either voluntarily (otherwise than from reconstruction or amalgamation) or compulsory or if a receiver or administrator is appointed over its assets (or the equivalent of any such event in the jurisdiction of such other Party);

      (c) the other Party commits a material breach of its obligations (where such breach is capable of remedy) and such Party has also failed to remedy such breach within a reasonable period of time, not exceeding thirty (30) days after having received notice of such default;

      (d) the other Party fails to pay any amount owing by it hereunder within ninety (90) days of the due date thereof; or

      (e)  the other Party has terminated the Telenor Service Obligation
           Agreement.

10.4 In addition to its rights under Sections 10.1 and 10.2, the Company shall be entitled to suspend the provision of the Personnel (and suspend any rights of access of such Personnel under Section 4.5) for a period of up to thirty (30) days in circumstances in which the Company would be entitled to exercise the rights to terminate contained therein. During any such suspension period, Telenor's payment obligations to the Company shall also be suspended.

10.5 The termination of this Agreement or of any Personnel subject to it shall not relieve Telenor of its obligation to pay for all work performed by the Company and its Personnel in accordance with this Agreement on any Offer which has been accepted

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      by Telenor up to the Termination Date. Final invoices rendered by the
      Company shall include fees for Personnel until the Termination Date.

10.6 The rights and obligations of the Parties under Sections 5, 6, 7, 9, 10, 13 and 16 shall survive the Termination Date, if any.

11    FORCE MAJEURE

      Neither Party shall be liable for any breach of this Agreement which is caused by an event beyond its reasonable control which effects the performance of its obligations hereunder (an "Event of Force Majeure"),
                                                    ----------------------
      including, without limitation, any Acts of God, riots, commotions, insurrections, wars, strikes, lockouts or any other events beyond their control.

12    AGENCY

      Unless agreed in writing to the contrary, neither Party shall be the other Party's agent nor make any contracts on behalf of the other Party, bind the other Party to any obligation or in any way act as an agent or on behalf of the other Party.

13    RECRUITMENT QUARANTINE PERIOD

      Telenor agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, neither it nor any of its Affiliates shall, without the Company's prior written agreement, (directly nor indirectly) employ or engage as an independent consultant or offer employment or any such engagement to any of the Personnel.

14    ASSIGNMENT

      Neither the Company nor Telenor shall assign or transfer any of its rights or obligations under this Agreement, without the written consent of the other.

15    PERMITS, AUTHORIZATIONS, ASSISTANCE, CUSTOMS CLEARANCE, ETC.

      Telenor shall, at no cost to the Company or the Personnel:

      (a) use its best efforts to assist the Company in obtaining visas, working permits and any other approvals necessary to enable the Personnel to perform their obligations effectively from time to time;

      (b) provide all possible assistance in obtaining customs clearance for all documents, books, equipment or personal effects which the Company considers to be required;

      (c) arrange for any necessary communication and co-operation between the Company and any other authorities in connection with the performance of Assignments;

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      (d)  provide assistance in the booking of airline flights, hotel accommodation, rental of more permanent accommodations and car rental, when this can save considerable time and/or money for the Personnel and/or the Company, compared to managing without such assistance; and

      (e) provide security during working hours at a level normally provided to Telenor employees of similar status.

16    MISCELLANEOUS

16.1 This Agreement shall be governed by, and construed in accordance with, the laws of Norway.

16.2 All communications between the Company and Telenor in relation to this Agreement shall be in the English language, unless otherwise agreed.

16.3 This Agreement (and any Offers accepted in accordance with the terms hereof) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements, whether verbal or written, among the Parties with respect to the subject matter hereof. This Agreement shall not be amended, supplemented or otherwise modified except by written agreement of the Parties.

16.4 Failure of either Party at any time to enforce any of the provisions of this Agreement shall neither be construed as a waiver of any rights or remedies hereunder nor in any way affect the validity of this Agreement or any part of it. No waiver shall be effective unless given in writing and no waiver of a breach of this Agreement shall constitute a waiver of any antecedent or subsequent breach.

16.5 Unless otherwise specified herein, any notice required or permitted to be given hereunder by any Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile or delivered to, the address of the other Parties as hereinafter set forth:

      If to Telenor, To:       Telenor East Invest AS
                               P.O. Box 6701 St. Olavs plass
                               N-0130 Oslo, Norway

                               Attn:  Mr. Henrik Torgersen
                               Telefax no.: + 44 22 77 99 09

      If to the Company, to:   AO Vimpel-Communications
                               10-12 Ul. 8 Marta
                               Moscow 125083, Russia

                               Attn:  Mr. Vladimir V. Preobrazhensky
                               Telefax no.: + 7 095 755-3682

16.6 Any term or provision of this Agreement which is held invalid or unenforceable by a court of competent jurisdiction, shall be ineffective to the extent of such invalidity or

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      unenforceability without rendering invalid or unenforceable the remaining rights of the Party intended to benefit from such term or provision of this Agreement.

16.7 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be three (3) arbitrators. Telenor shall appoint one (1) arbitrator, and the Company shall appoint one (1) arbitrator, and the two (2) arbitrators shall appoint the third arbitrator. The seat of the arbitration shall be Stockholm, Sweden, and the English language shall be used throughout the arbitral proceeding. Each party shall bear its own costs of arbitration, including attorneys' fees.

16.8 Telenor waives any defense based on sovereign immunity with respect to this Agreement to the same degree and in accordance with the same terms and conditions as are set forth in the Primary Agreement.

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     IN WITNESS WHEREOF, the Parties have entered into this Service Obligation
Agreement as of the day and year first above written.


                                   TELENOR EAST INVEST AS



                                   By: /s/  Henrik Torgersen
                                       ---------------------
                                       Name:  Henrik Torgersen
                                       Title: President and CEO

                                   OPEN JOINT STOCK COMPANY
                                   "VIMPEL-COMMUNICATIONS"


                                   By: /s/ Dmitri B. Zimin
                                       -------------------
                                       Name:  Dmitri B. Zimin
                                       Title: President and Chief Executive
                                              Officer


                                   By: /s/ Vladimir M. Bychenkov
                                       -------------------------
                                       Name:  Vladimir M. Bychenkov
                                       Title: Chief Accountant

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